Exhibit 99.1

China Direct Creates New Foreign Invested Entity to Expand
Magnesium Production Base to Inner Mongolia

New Entity to Add a Total of 20,000 Metric Tons of Annual Production Capacity

Deerfield Beach, FL – February 27, 2007 - (PR Newswire) - China Direct, Inc. (AMEX: CDS), a U.S. company that owns controlling stakes in a diversified portfolio of Chinese entities and assists Chinese businesses in accessing the U.S. capital markets, has created a new foreign invested entity in China related to its previously announced letter of intent on December 19, 2007. The new entity named Baotou Changxin Magnesium Co., Ltd. (“Xin Magnesium”) based in Baotou, Inner Mongolia, China, will commence operations in the second quarter of 2008.

China Direct will contribute approximately $7.1 million to obtain a 51% interest in Xin Magnesium. Xin Magnesium will construct a magnesium refinery with an annual production capacity of 20,000 metric tons. China Direct forecasts the first stage of construction, adding 12,000 metric tons of annual capacity will be completed in the second quarter of 2008; the second stage of construction, adding an additional 8,000 metric tons of annual capacity should be completed by June 2009.

Management further estimates this venture, assuming an average price of $3,000 per metric ton, should contribute approximately $21 million in revenue to China Direct in 2008. At full capacity the facilities should be capable of producing 20,000 metric tons of magnesium or $60 million in revenue annually under the current plan.

Dr. James Wang, Chairman and CEO of China Direct, stated “We are excited to have closed on this new operation as we continue to see magnesium industry trends remaining favorable for the foreseeable future. This facility will implement high temperature air combustion technology, also known as flameless combustion to reduce production costs as we seek to maximize gross margins at these state of the art new facilities. We look forward to continued opportunistic expansion of our magnesium segment in the coming years.”

Dr. Wang concluded, “This investment demonstrates management’s commitment to our magnesium division and will increase China Direct’s overall magnesium production capacity to approximately 50,000 metric tons annually by the end of the second quarter of 2008. With this additional capacity, we now anticipate that our magnesium division, through both manufacturing and wholesale distribution, will sell approximately 80,000 metric tons in 2008, solidifying our position as a global leader in this industry.”

About China Direct, Inc.

China Direct, Inc. (AMEX: CDS) is a diversified management and advisory services organization headquartered in the U.S. Our management services division acquires a controlling interest in entities operating in China. Our ownership control enables China Direct to provide management advice, as well as financing to Chinese entities. This infrastructure creates a platform to expand business opportunities globally while effectively and efficiently accessing the U.S. capital markets. Our advisory services division provides comprehensive advisory and consulting services critical to the success of Chinese entities seeking to access the U.S. capital markets. As a direct link to China, China Direct serves as a vehicle allowing investors to directly participate in the rapid growth of the Chinese economy in a diversified and balanced manner. For more information about China Direct, please visit http://www.chinadirectinc.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company’s operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company’s reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Investor Relations,

HC International, Inc.

Alan Sheinwald

Tel: (914) 669-0222

Email: Alan.Sheinwald@HCinternational.net

Company,

China Direct, Inc.

Richard Galterio, Executive Vice President

Tel: 1-877-China-57

Email: Richard@cdii.net